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                                                                     Exhibit 3.1

                                    RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                                  OMTOOL, LTD.

      OMTOOL, LTD., a Delaware corporation (the "Corporation"), hereby certifies and provides as follows:

      1. The name of the Corporation is OMTOOL, LTD. The date of filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware was December 29, 1995.

      2. This Restated Certificate of Incorporation (the "Restated Certificate"), which was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware, with stockholder approval given by written consent in accordance with Section 228 of the General Corporation Law of the State of Delaware and with prompt written notice thereof having been given to any non-consenting stockholders in accordance with Section 228(d) of the General Corporation Law of the State of Delaware, amends and restates the provisions of the present Certificate of Incorporation of the Corporation, as heretofore amended.

      3. Immediately upon filing this Restated Certificate, the text of the present Certificate of Incorporation is hereby amended and restated to read in full as set forth herein:

      FIRST: The name of the corporation (the "Corporation") is

                                    OMTOOL, LTD.

      SECOND: The registered office of the Corporation is to be located at 1209 Orange Street, in the City of Wilmington, New Castle County, in the State of Delaware. The name of its registered agent at such address is The Corporation Trust Company.


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      THIRD: The purpose for which the Corporation is formed is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware.

      FOURTH: The total number of shares of all classes of capital stock which the Corporation shall have the authority to issue is 13,000,000, consisting of 10,000,000 shares of Common Stock having a par value of $.01 per share (the "Common Stock") and 3,000,000 shares of Preferred Stock having a par value of $.01 per share (the "Preferred Stock").

      The following is a statement of the designations and the powers, preferences and rights, and the qualifications, limitations and restrictions thereof in respect of each class of capital stock of the Corporation.

      A. COMMON STOCK

      1. GENERAL. The voting, dividend and liquidation rights of the Common Stock are subject to and qualified by those that may be now or hereafter fixed with respect to any shares of the Preferred Stock.

      2. VOTING RIGHTS. Except as otherwise required by law or this Certificate of Incorporation, each holder of Common Stock shall have one vote in respect of each share (and a proportionate vote for each fractional share) held by him of record on the books of the Corporation for the election of directors and on all matters submitted to a vote of stockholders of the Corporation. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares then outstanding) by the affirmative vote of the holders of a majority of the outstanding shares of capital stock of the Corporation, with each share being entitled to such number of votes per share as is provided in this Article FOURTH. there shall be no cumulative voting.

      3. DIVIDENDS. Subject to the rights of holders of Preferred Stock (whether presently or hereafter authorized), if any, the holders of the shares of Common Stock shall be entitled to receive, when and if declared by the Board of Directors, out of the assets of the Corporation which are by law available therefor, dividends payable either in cash, in property or in shares of capital stock.

      4. DISSOLUTION, LIQUIDATION OR WINDING UP. In the event of any dissolution, liquidation or winding up of the affairs of the Corporation, after distribution in full of the


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                                      -3-


preferential amounts, if any, to be distributed to the holders of shares of Preferred Stock (whether presently or hereafter authorized), holders of Common Stock shall be entitled to receive all of the remaining assets of the Corporation of whatever kind available for distribution to stockholders ratably in proportion to the number of shares of Common Stock held by them respectively, subject to any participation rights of the holders of shares of Preferred Stock (whether presently or hereafter authorized).

      B. PREFERRED STOCK

      1. GENERAL. Subject to compliance with applicable voting rights, if any, which may have been granted to the Preferred Stock or any series thereof in Certificates of Designation or the Certificate of Incorporation, the Preferred Stock may be issued in one or more series at such time or times and for such consideration or considerations as the Corporation's Board of Directors may determine, each of such series to have such terms as stated or expressed herein or in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors of the Corporation as hereinafter provided. Each series of Preferred Stock shall be so designated as to distinguish the shares thereof from the shares of all other series of Preferred Stock. Except as otherwise expressly provided or as required by law, different series of Preferred Stock shall not be construed to constitute different classes of shares for the purpose of voting by classes.

      The Board of Directors is expressly authorized to provide for the issuance of all or any shares of the Preferred Stock in one or more series, each with such designations, preferences, powers (including voting or no voting powers), rights and privileges and such qualifications, limitations or restrictions in respect thereof as shall be stated, to the extent not expressed in the Certificate of Incorporation, in the resolution or resolutions adopted by the Board of Directors to create such series, and a certificate of said resolution or resolutions shall be filed in accordance with the General Corporation Law of the State of Delaware. The authority of the Board of Directors with respect to each such series shall include, without limitation of the foregoing, the right to provide that the shares of each such series may: (i) have such distinctive designation and consist of such number of shares; (ii) be subject to redemption at such time or times and at such price or prices; (iii) be entitled to the benefit of a retirement or sinking fund for the redemption of such series on such terms and in such amounts; (iv) be entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series of stock, (v) be entitled to such rights upon the voluntary or involuntary liquidation, dissolution or winding up of the affairs, or upon any distribution of the assets of the Corporation in preference to, or in such relation to, any other class or classes or any other series of stock; (vi) be convertible into, or exchangeable for, shares of any other class or classes or any other series of stock at such price or prices or at such rates of exchange and with such adjustments, if any;
(vii) be entitled to the benefit of such conditions, limitations or restrictions, if any, on the issuance of shares of any other series of Preferred Stock, the amendment of this Certificate of Incorporation, the payment of dividends or the making of other distributions on, or the purchase, redemption or other acquisition by the Corporation of, any other class or classes or series of stock, or any other corporate action; or (viii) be entitled to such


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other preferences, powers, qualifications, rights and privileges, all as the
Board of Directors may deem advisable and as are not inconsistent with law and the provisions of this Certificate of Incorporation.

      II. SERIES A CONVERTIBLE PREFERRED STOCK.

      1. NUMBER OF SHARES OF SERIES A PREFERRED STOCK. Of the 3,000,000 shares of authorized and unissued Preferred Stock, $.01 par value per share ("Preferred Stock") of the Corporation, 162,500 shares shall be designated and known as "Series A Preferred Stock." The Corporation, at its discretion, shall have the authority to issue all of the Series A Preferred Stock.

      2. VOTING. Each holder of outstanding shares of Series A Preferred Stock shall be entitled to the number of votes equal to the number of whole shares of Common Stock, as hereinafter defined, into which the shares of Series A Preferred Stock held by such holder are convertible, at each meeting of stockholders of the Corporation (and written actions of stockholders in lieu of meetings) with respect to any and all matters presented to the stockholders of the Corporation for their action or consideration. Except as provided by law, or by the provisions establishing any other series of Preferred Stock, holders of Series A Preferred Stock shall vote together with the holders of all other classes and series of securities of the Corporation as a single class.

      3. LIQUIDATION. In the event of a voluntary or involuntary dissolution, liquidation, or winding up of the Corporation, the holders of shares of Series A Preferred Stock shall be entitled to receive out of the assets of the Corporation legally available for distribution to holders of its capital stock, before any payment or distribution shall be made to holders of Common Stock or any other class of stock ranking junior to Series A Preferred Stock, $2.00 per share, plus all dividends which have accrued and are unpaid and therefore are in arrears. If upon such liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the assets to be distributed among the holders of Series A Preferred Stock shall be insufficient to permit payment to the holders of Series A Preferred Stock of the amount distributable as aforesaid, then the entire assets of the Corporation to be so distributed shall be distributed ratably among the holders of Series A Preferred Stock. Upon any such liquidation, dissolution or winding up of the Corporation, after the holders of Series A Preferred Stock shall have been paid in full the amounts to which they shall be entitled, the remaining net assets of the Corporation may be distributed to the holders of stock ranking on liquidation junior to the Series A Preferred Stock. Written notice of such liquidation, dissolution or winding up, stating a payment date, the amount of the Liquidation Payments and the place where said Liquidation Payments shall be payable, shall be given by mail, postage prepaid, or by telex to non-U.S. residents, not less than 10 days prior to the payment date stated therein, to the holders of record of Series A Preferred Stock, such notice to be addressed to each such holder at its address as shown by the records of the Corporation. For purposes hereof, the Common Stock shall rank on liquidation junior to the Series A Preferred Stock.

      4. OPTIONAL CONVERSION. The holders of shares of Series A Convertible Preferred Stock shall have the following conversion rights:


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                                      -5-


            (a) Right to Convert. Subject to the terms and conditions of this
Section 4, each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, into one (1) fully paid and non-assessable share of Common Stock ("Conversion Ratio"). Such initial Conversion Ratio, and the rate at which shares of Series A Preferred Stock may be converted into, shares of Common Stock, shall be subject to adjustment as provided. Such right of conversion shall be exercised by the holder thereof by giving written notice that the holder elects to convert a stated number of shares of Series A Preferred Stock into Common Stock and by surrender of a certificate or certificates for the shares so to be converted to the Corporation at its principal office (or such other office or agency of the Corporation as the Corporation may designate by notice in writing to the holders of the Series A Preferred Stock) at any time during its usual business hours on the date set forth in such notice, together with a statement of the name or names (with address) in which the certificate or certificates of shares of Common Stock shall be issued.

            (b) Issuance of Certificates; Time Conversion Effected. Promptly after the receipt of the written notice referred to in Subsection 4(a) and surrender of the certificate or certificates for the share or shares of Series A Preferred Stock to be converted, the Corporation shall issue and deliver, or cause to be issued and delivered, to the holder, registered in such name or names as such holder may direct, a certificate or certificates for the number of whole shares of Common Stock. To the extent permitted by law, such conversion shall be deemed to have been effected as of the close of business on the date on which such written notice shall have been received by the Corporation and the certificate and certificates for such share or shares shall have been surrendered as aforesaid, and at such time the rights of the holder of such share or shares of Series A Preferred Stock shall cease, and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby.

            (c) Fractional Shares; Dividends; Partial Conversion. No fractional shares shall be issued upon conversion of Series A Preferred Stock into Common Stock and no payment or adjustment shall be made upon any conversion on account of any cash dividends on the Common Stock issued upon such conversion. At the time of each conversion, the Corporation shall pay in cash an amount equal to all dividends, accrued and unpaid on the shares of Series A Preferred Stock surrendered for conversion to the date upon which such conversion is deemed to take place as provided in Subsection 4(b). In case the number of shares of Series A Preferred Stock represented by the certificate or certificates surrendered pursuant to Subsection 4(a) exceeds the number of shares converted, the Corporation shall, upon such conversion, execute and deliver to the holder, at the expense of the Corporation, a new certificate or certificates for the number of shares of Series A Preferred Stock represented by the certificate or certificates surrendered which are not to be converted.

            (d) Adjustment to Conversion Ratio

                (i) Adjustment for Combinations or Consolidation of Common Stock. In the event the outstanding shares of Common Stock shall be combined or consolidated, by


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                                      -6-


reclassification or otherwise, into a lesser number of shares of Common Stock, the applicable Conversion Ratio in effect immediately prior to such combination or consolidation shall, concurrently with the effectiveness of such combination or consolidation, be increased proportionately.

                  (ii) Adjustment for Certain Dividends and Distributions. In the event the Corporation at any time, or from time to time after the date on which a share of the Series A Preferred Stock was first issued (the "Original Issue Date") shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock, then and in each such event, the Conversion Ratio for the Series A Preferred Stock then in effect shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Ratio for the series A Preferred Stock then in effect by a fraction:

                  (x) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date; and


                  (y) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

                  (iii) Adjustments for Other Dividends and Distributions. In the event the Corporation at any time or from time to time after the Original Issue Date for the Series A Preferred stock shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation other than shares of Common Stock, then and in each such event, provision shall be made so that the holders of the Series A Preferred Stock shall receive upon conversion thereof in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Corporation that they would have received had their Series A Preferred Stock been converted into Common Stock on the date of such event and had thereafter, during the period from the date of such event to and including the Conversion Date, retain such securities receivable by them as aforesaid during such period giving application to all adjustments called for during such period, under this Section with respect to the right of the holders of the Preferred Stock.

                  (iv) Adjustment for Reclassification, Exchange or Substitution. If the Common Stock issuable upon the conversion of the Series A Preferred Stock shall be changed into the same or a different number of shares of any class or classes of stock, whether by capital reorganization, reclassification, or otherwise (other than a subdivision or combination of shares or stock dividend provided for above, or a reorganization, merger, consolidation, or sale of assets


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                                      -7-


provided for below), then and in each such event the holder of each such share of the Series A Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification, or other change, by holders of the number of shares of Common Stock into which such shares of the Series A Preferred Stock might have been converted immediately prior to such reorganization, reclassification, or change, all subject to further adjustment as provided herein.

         (d) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Ratio pursuant to Subsection
(4)(c), the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series A Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series A Preferred Stock, furnish or cause to be furnished to such holder a similar certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Ratio then in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which then would be received upon the conversion of Series A Preferred Stock.

      5. Mandatory Conversion of Series A Convertible Preferred Stock. The Corporation may, at its option, require all (but not less than all) holders of shares of Series A Preferred Stock then outstanding to convert their shares of Series A Preferred Stock into shares of Common Stock at the then effective Conversion Ratio pursuant to this Section 5, at any time on or after the closing of the (i) sale of shares of Common Stock in a public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, or (ii) the consolidation or merger of the Corporation into or with any other entity or entities which results in the exchange of outstanding shares of the Corporation for securities or other consideration issued or paid or caused to be issued or paid by any such entity or affiliate thereof, or (iii) sale or transfer by the Corporation of all or substantially all of its assets.

      On or before the date fixed for conversion, each holder of shares of Series A Preferred Stock shall surrender his or its certificate or certificates for all such shares to the Corporation at the place designated in such notice, and shall thereafter receive certificates for the number of shares of Common Stock to which such holder is entitled pursuant to this Section 5. On the date fixed for conversion, all fights with respect to the Series A Preferred Stock so converted, including the rights, if any, to receive notices and vote, will terminate, except only the rights of the holders thereof, upon surrender of their certificate or certificates therefor, to receive certificates for the number of shares of Common Stock into which such Series A Preferred Stock has been converted.

      All certificates evidencing shares of Series A Preferred Stock that are required to be surrendered for conversion in accordance with the provisions hereof shall, from and after the date such certificates are so required to be surrendered, be deemed to have been retired and canceled and the shares of Series A Preferred Stock represented thereby converted into Common Stock for all purposes, notwithstanding the failure of the holder or holders thereof to surrender such


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                                      -8-


certificates on or prior to such date. The Corporation may thereafter take such appropriate action as may be necessary to reduce the authorized Series A Preferred Stock accordingly.

      6.    NOTICES.  In case at any time:

            (a) the Corporation shall declare any dividend upon its Common Stock payable in cash or stock or make any other pro rata distribution to the holders of its Common Stock;

            (b) the Corporation shall offer for subscription pro rata to the holders of its Common Stock any additional shares of stock of any class or other rights;

            (c) the Corporation subdivides or combines its outstanding shares of Common Stock;

            (d) there shall be any capital reorganization or reclassification of the capital stock of the Corporation, or a consolidation or merger of the Corporation with or into, or a sale of all or substantially all its assets to, another entity or entities; or

            (e) there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Corporation;

then, in any one or more of said cases, the Corporation shall give, by first class mail, postage prepaid, or by telex to non-U.S. residents, addressed to each holder of any shares of Series A Preferred Stock at the address of such holder as shown on the books of the Corporation, (i) at least 10 days' prior to written notice of the date on which the books of the Corporation shall close or a record shall be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up and (ii) in the case of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, at least 10 days' prior written notice of the date when the same shall take place. Such notice in accordance with the foregoing clause (i) shall also specify, in the case of any such dividend, distribution or subscription rights, the date on which the holders of Common Stock shall be entitled thereto and such notice in accordance with the foregoing clause (ii) shall also specify the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, as the case may be.

      7. STOCK TO BE RESERVED. The Corporation will at all times reserve and keep available out of its authorized Common Stock, solely for the purpose of issuance upon the conversion of Series A Preferred Stock as herein provided, such number of shares of Common Stock as shall then be issuable upon the conversion of all outstanding shares of Series A Preferred Stock. The Corporation will take all such action as may be so issued without violation of any applicable law or regulation, or of any requirement of any national securities exchange upon which the Common Stock may be listed. The Corporation will not take any action which results in any adjustment of the conversion rights if the total number of shares of Common Stock


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                                      -9-


issued and issuable after such action upon conversion of the Series A Preferred Stock would exceed the total number of shares of Common Stock then authorized by the Corporation's Certificate of Incorporation, as amended.

      8. NO REISSUANCE OF SERIES A PREFERRED STOCK. Shares of Series A Preferred Stock which are converted into shares of Common Stock as provided herein shall not be reissued.

      9. ISSUE TAX. The issuance of certificates for shares of Common Stock upon conversion of Series A Preferred Stock shall be made without charge to the holder thereof for any issuance tax in respect thereof, provided that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of the Series A Preferred Stock which is being converted.

      10. CLOSING OF BOOKS. The Corporation will at no time close its transfer books against the transfer of any Series A Preferred Stock or of any shares of Common Stock issued or issuable upon the conversion of any shares of Series A Preferred Stock in any manner which interferes with the timely conversion of such Series A Preferred Stock, except as may otherwise be required to comply with applicable securities laws.

      11.   DEFINITION OF COMMON STOCK. As used in this Article FOURTH, Section
B.11 the term "Common Stock" shall mean and include the Corporation's authorized Common Stock, $.01 par value per share, as constituted on the date of filing of these terms of the Series A Preferred Stock, and shall also include any capital stock of any class of the Corporation thereafter authorized which shall neither be limited to a fixed sum or percentage of par value in respect of the rights of the holders thereof to participate in dividends nor entitled to a preference in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation; provided that the shares of Common Stock receivable upon conversion of shares of Series A Preferred Stock shall include only shares designated as Common Stock of the Corporation on the date of filing of this instrument, or in case of any reorganization or reclassification of the outstanding shares thereof, the stock, securities or assets provided for in Subsection 4(d).

      12. AMENDMENTS. No provision of these terms of the Series A Preferred Stock may be amended, modified or waived without the written consent or affirmative vote of the holders of at least a majority of the then outstanding shares of Series A Preferred Stock.

      III.  SERIES B CONVERTIBLE PREFERRED STOCK.

      1. Number of Shares of Series B Preferred Stock. Of the 3,000,000 shares of authorized and unissued Preferred Stock, $.01 par value per share of the Company, 1,356,116 shares shall be designated and known as Series B Convertible Preferred Stock (the "Series B Preferred Stock"). The Company, at its discretion, shall have the authority to issue all of the Series B Preferred Stock, which shall have the following rights, terms and privileges:

      2.    DIVIDENDS.

            (a) Dividends. The holders of the then outstanding Series B Preferred Stock shall be entitled to receive, out of funds legally available therefor, cumulative annual dividends when and as may be declared from time to time by the Board of Directors of the Company at an annual rate per share equal to the Applicable Percentage Rate (as hereinafter defined) multiplied by $3.687 per share of the Series B Preferred Stock (appropriately adjusted for stock splits, dividends, combinations, and the like with respect to the Series B Preferred Stock), such amount shall be compounded annually such that if the dividend is not paid for such year the unpaid amount shall be added to the original purchase price paid per share of the Series B Preferred Stock for purposes of calculating succeeding years' dividends. Such dividends shall be deemed to accrue on the Series B Preferred Stock and be cumulative, whether or not earned or declared and whether or not there are profits, surplus or other funds of the Company legally available for the payment of dividends. If such cumulative dividends in respect of any prior or current annual dividend period shall not have been declared and paid or if there shall not have been a sum sufficient for the payment thereof set apart, the deficiency shall first be fully paid before any dividend or other distribution shall be paid or declared and set apart with respect to any class of the Company's capital stock, now or hereafter outstanding. The Applicable Percentage Rate shall be eight percent (8%). Upon any conversion of the Series B Preferred Stock under Section 5 hereof, all accrued and unpaid dividends on the Series B Preferred Stock shall be forgiven.

            (b) Dividends in Kind. In the event the Company shall make or issue, or shall fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution with respect to the Common Stock payable in (i) securities of the Company other than shares of Common Stock or (ii) assets, then and in each such event the holders of Series B Preferred Stock shall receive, at the same time such distribution is made with respect to Common Stock, the number of securities or such other assets of the Company which they would have received had their Series B Preferred Stock been converted into Common Stock immediately prior to the record date for determining holders of Common Stock entitled to receive such distribution.

      3.    LIQUIDATION, DISSOLUTION OR WINDING.

            (a) Treatment at Liquidation, Dissolution or Winding Up. In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, before any distribution may be made with respect to the Common Stock, Series A Convertible Preferred Stock or any other series of capital stock ranking on liquidation junior to the Series B Preferred Stock, holders of each share of Series B Preferred Stock shall be entitled to be paid out of the assets of the Company available for distribution to holders of the Company's capital stock of all classes, whether such assets are capital, surplus, or capital earnings, an amount equal to the greater of (i) $3.687 per share of Series B Preferred Stock (which amounts shall be subject to equitable adjustment whenever there shall occur a stock split, combination, reclassification or other similar event involving the Series B Preferred Stock) plus, in each case, all accrued and unpaid dividends thereon, whether or not declared, since the date of issue up to and including the date full payment shall be tendered to the holders of the Series B Preferred Stock with respect to such liquidation, dissolution or winding up (collectively, the "Liquidation Amount") or (ii) such amount per share of Series B Preferred Stock as would have been payable had each such share been converted into Common Stock immediately prior to such event of liquidation, dissolution or winding up pursuant to the provisions of Section A.5.

            If the assets of the Company available for distribution to its shareholders shall be insufficient to pay the holders of shares of Series B Preferred Stock and the holders of any shares of any other class or series of stock ranking on liquidation on parity with the Series B Preferred Stock the full amount of the Liquidation Amount to which they shall be entitled, the holders of shares of Series B Preferred Stock and the holders of any shares of any other class or series of stock ranking on liquidation on parity with the Series B Preferred Stock shall share ratably in any distribution of assets according to the amounts which would be payable with respect to the Series B Preferred Stock and the holders of any shares of any other class or series of stock ranking on liquidation on parity with the Series B Preferred Stock held by them upon such distribution if all amounts payable on or with respect to said shares were paid in full.

            After the payment of the Liquidation Amount shall have been made in full to the holders of the Series B Preferred Stock or funds necessary for such payment shall have been set aside by the Company in trust for the account of holders of the Series B Preferred Stock so as to be available for such payments, the holders of the Series B Preferred Stock shall be entitled to no further participation in the distribution of the assets of the Company, and the remaining assets of the Company legally available for distribution to its shareholders shall be distributed among the holders of other classes of securities of the Company in accordance with their respective terms.

            (b) Treatment of Reorganizations. Any Reorganization (as such term is defined in Section A.5(f)) (other than a merger to reincorporate the Company in a different jurisdiction or a merger or consolidation in which stockholders of the Company, as such, own a majority of the outstanding voting securities of the surviving or resulting entity immediately following such event), shall be regarded as a liquidation, dissolution or winding up of the affairs of the Company within the meaning of this Section A.3; provided, however, that each holder of Series B Preferred Stock shall have the right to elect the benefits of the provisions of Section A.5(f) hereof, if applicable, in lieu of receiving payment of amounts payable upon liquidation, dissolution or winding up of the Company pursuant to this Section A.3.

            (c) Distributions in Cash. Wherever a distribution provided for in this Section A.3 is payable in property other than cash, the value of such distribution shall be the fair market value of such property as determined in good faith by the Company's Board of Directors.

      4. VOTING POWER. Except as otherwise expressly provided in Section A.8 hereof, or as required by law or this Certificate of Incorporation, each holder of Series B Preferred Stock shall be entitled to vote on all matters and shall be entitled to that number of votes equal to the largest number of whole shares of Common Stock into which such holder's shares of Preferred Stock could be converted, pursuant to the provisions of Section A.5 hereof, at the record date for the determination of shareholders entitled to vote on such matter or, if no such record date is established, at the date such vote is taken or any written consent of shareholders is solicited.

Except as otherwise expressly provided herein or as required by law, the holders of shares of Series B Preferred Stock, Series A Preferred Stock and Common Stock shall vote together as a single class on all matters, including, without limitation, votes to amend the Certificate of Incorporation to increase the number of authorized shares of Common Stock and/or Preferred Stock.

      5. CONVERSION RIGHTS FOR THE PREFERRED STOCK. The holders of the Series B Preferred Stock shall have the following rights with respect to the conversion of the Series B Preferred Stock into shares of Common Stock:

            (a) General. Subject to and in compliance with the provisions of this Section A.5, any share of the Series B Preferred Stock may, at the option of the holder, be converted at any time into fully-paid and non-assessable shares of Common Stock. The number of shares of Common Stock to which a holder of Series B Preferred Stock shall be entitled upon conversion shall be the product obtained by multiplying the Applicable Conversion Rate (determined as provided in Section A.5(b)) by the number of shares of Series B Preferred Stock being converted.

            (b) Applicable Conversion Rate. The conversion rate in effect at any time (the "Applicable Conversion Rate") shall be the quotient obtained by dividing $3.687 by the Applicable Conversion Value, calculated as provided in Section A.5(c).

            (c) Applicable Conversion Value. The Applicable Conversion Value shall be, in the case of the Series B Preferred Stock, $3.687 except that such amount shall be adjusted from time to time in accordance with this Section A.5.

            (d) Adjustments to Applicable Conversion Values.

                (i) (A) Upon Sale of Common Stock. If the Company shall, while there are any shares of Series B Preferred Stock outstanding, issue or sell shares of its Common Stock without consideration or at a price per share less than the Applicable Conversion Value in effect immediately prior to such issuance or sale, then in each such case such Applicable Conversion Value for the Series B Preferred Stock, upon each such issuance or sale, except as hereinafter provided, shall be lowered so as to be equal to an amount determined by multiplying the Applicable Conversion Value by a fraction:

                (1) the numerator of which shall be (a) the number of shares of Common Stock outstanding immediately prior to the issuance of such additional shares of Common Stock, plus (b) the number of shares of Common Stock which the net aggregate consideration, if any, received by the Company for the total number of such additional shares of Common Stock so issued would purchase at the Applicable Conversion Value in effect immediately prior to such issuance, and

                (2) the denominator of which shall be (a) the number of shares of Common Stock outstanding immediately prior to the issuance of such additional shares of Common Stock plus (b) the number of such additional shares of Common stock so issued.

      For purposes of this subparagraph 5(d)(i)(A), shares of Common Stock outstanding shall be deemed to include the shares of Common Stock issuable upon conversion of the then outstanding shares of Series A Preferred Stock and Series B Preferred Stock, up to 570,000 shares of Common Stock issuable upon exercise of the options referred to in Section 5(e) hereof and shares of Common Stock issuable with respect to any other outstanding options, warrants and securities convertible into or exchangeable for shares of Common Stock if the exercise or conversion price thereof is less than the Applicable Conversion Value.

                        (B) Upon Issuance of Warrants, Options and Rights to Common Stock.

            (1) For the purposes of this Section A.5(d)(i), the issuance of any warrants, options, subscriptions, or purchase rights with respect to shares of Common Stock and the issuance of any securities convertible into or exchangeable for shares of Common Stock (or the issuance of any warrants, options or any rights with respect to such convertible or exchangeable securities) shall be deemed an issuance of such Common Stock at such time if the Net Consideration Per Share (as hereinafter determined) which may be received by the Company for such Common Stock shall be less than the Applicable Conversion Value at the time of such issuance. Any obligation, agreement, or undertaking to issue warrants, options, subscriptions, or purchase rights at any time in the future shall be deemed to be an issuance at the time such obligation, agreement or undertaking is made or arises. No adjustment of the Applicable Conversion Value shall be made under this Section A.5(d)(i) upon the issuance of any shares of Common Stock which are issued pursuant to the exercise of any warrants, options, subscriptions, or purchase rights or pursuant to the exercise of any conversion or exchange rights in any convertible securities if any adjustment shall previously have been made or deemed not required hereunder upon the issuance of any such warrants, options, or subscription or purchase rights or upon the issuance of any convertible securities (or upon the issuance of any warrants, options or any rights therefor) as above provided.

      Should the Net Consideration Per Share of any such warrants, options, subscriptions, or purchase rights or convertible securities be decreased from time to time, then, upon the effectiveness of each such change, the Applicable Conversion Value shall be adjusted to such Applicable Conversion Value as would have obtained (1) had the adjustments made upon the issuance of such warrants, options, rights, or convertible securities been made upon the basis of the decreased Net Consideration per share of such securities, and (2) had adjustments made to the Applicable Conversion Value since the date of issuance of such securities been made to the Applicable Conversion Value as adjusted pursuant to (1) above. Any adjustment of the Applicable Conversion Value with respect to this paragraph which relates to warrants, options, subscriptions, purchase rights or convertible securities with respect to shares of Common Stock shall be disregarded if, as, when and to the extent such warrants, options, subscriptions, purchase rights or convertible securities expire or are canceled without being exercised or converted, so that the Applicable Conversion Value effective immediately upon such cancellation or expiration shall be equal to the Applicable Conversion Value in effect at the time of the issuance of the expired or canceled warrants, options, subscriptions, purchase rights, or convertible securities with such additional adjustments as would have been made to that Applicable Conversion Value had the expired or canceled warrants, options, subscriptions, purchase rights or convertible securities not been issued.

      (2) For purposes of this paragraph, the "Net Consideration Per Share" which may be received by the Company shall be determined as follows:

            (a) The "Net Consideration Per Share" shall mean the amount equal to the total amount of consideration, if any, received by the Company for the issuance of such warrants, options, subscriptions, or other purchase rights or convertible or exchangeable securities, plus the minimum amount of consideration, if any, payable to the Company upon exercise or conversion thereof, divided by the aggregate number of shares of Common Stock that would be issued if all such warrants, options, subscriptions, or other purchase rights or convertible or exchangeable securities were exercised, exchanged, or converted.

            (b) The "Net Consideration Per Share" which may be received by the Company shall be determined in each instance as of the date of issuance of warrants, options, subscriptions, or other purchase rights or convertible or exchangeable securities without giving effect to any possible future upward price adjustments or rate adjustments which may be applicable with respect to such warrants, options, subscriptions, or other purchase rights or convertible or exchangeable securities.

            (c) Stock Dividends. In the event the Company shall make or issue a dividend or other distribution payable in Common Stock (except for dividends or distributions upon the Common Stock, as provided in Section A. 5d(ii) or securities of the Company convertible into or otherwise exchangeable for the Common Stock of the Company, then such Common Stock or other securities issued in payment of such dividend shall be deemed to have been issued without consideration (except for dividends payable in shares of Common Stock or other securities payable pro rata to holders of Preferred Stock and to holders of any other class of stock) provided that no adjustment shall be made to the Applicable Conversion Value as a result of such dividend or distribution if the holders of the shares to which such Applicable Conversion Value relates are entitled to, and do, receive such dividend or distribution in accordance with Section A.2; and provided, further, that if any adjustment is made to an Applicable Conversion Value as a result of the declaration of a dividend and such dividend is not effected, such Applicable Conversion Value shall be appropriately readjusted.

            (d) Consideration Other than Cash. For purposes of this Section 5(d), if a part or all of the consideration received by the Company in connection with the issuance of shares of the Common Stock or the issuance of any of the securities described in this Section A.5(d) consists of property other than cash, such consideration shall be deemed to have a fair market value as is reasonably determined in good faith by the Board of Directors of the Company.

            (e) Exceptions. This Section A.5(d)(i) shall not apply under any of the circumstances which would constitute an Extraordinary Common Stock Event (as hereinafter defined in Section A.5(d)(ii)). Further, the provisions of this Section A.5(d) shall not apply to

(i) shares issued upon conversion of the Series B Preferred Stock or Series A Preferred Stock or (ii) options (and the shares issuable upon exercise thereof) to purchase up to an aggregate of 570,000 shares of Common Stock (including options outstanding on the date hereof) issued to employees, officers, directors or consultants of the Company (plus a number of such shares equal to any options forfeited or expired or shares issued upon exercise of such options which have been repurchased by the Company). The number of shares in this Section (E) shall be proportionately adjusted to reflect any stock dividend, stock split, subdivision or other form of recapitalization occurring after the date hereof.

                (ii) Upon Extraordinary Common Stock Event. Upon the happening of an Extraordinary Common Stock Event (as hereinafter defined), the Applicable Conversion Value for the Series B Preferred Stock shall, simultaneously with the happening of such Extraordinary Common Stock Event, be adjusted by multiplying the then effective Applicable Conversion Value with respect to the Series B Preferred Stock by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such Extraordinary Common Stock Event and the denominator of which shall be the number of shares of Common Stock outstanding immediately after such Extraordinary Common Stock Event, and the product so obtained shall thereafter be the Applicable Conversion Value. The Applicable Conversion Value for the Series B Preferred Stock shall be readjusted in the same manner upon the happening of any successive Extraordinary Common Stock Event or Events.

                  "Extraordinary Common Stock Event" shall mean (i) the issue of additional shares of Common Stock as a dividend or other distribution on outstanding Common Stock or on any class or series of preferred stock, unless made pro rata to holders of Series B Preferred Stock, (ii) a subdivision of outstanding shares of Common Stock into a greater number of shares of Common Stock, or (iii) a combination of outstanding shares of the Common Stock into a smaller number of shares of Common Stock.

            (e) Capital Reorganization or Reclassification. If the Common Stock issuable upon the conversion of the Series B Preferred Stock shall be changed into the same or different number of shares of any class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend provided for elsewhere in this Section A.5 or by a Reorganization), then and in each such event, the holder of each share of Series B Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such capital reorganization, reclassification or other change by holders of the number of shares of Common Stock into which such shares of Series B Preferred Stock might have been converted immediately prior to such capital reorganization, reclassification or other change.

            (f) Capital Reorganization, Merger or Sale of Assets. If at any time or from time to time there shall be a capital reorganization of the Common Stock (other than a subdivision, combination, reclassification or exchange of shares provided for elsewhere in this Section A.5) or a merger or consolidation of the Company with or into another Company, or the sale of all or substantially all of the Company's properties and assets to any other person, any of which events is herein referred to as a "Reorganization"), then as a part of such Reorganization, provision shall be made so that the holders of the Series B Preferred Stock shall thereafter be entitled to receive upon conversion of the Series B Preferred Stock, the number of shares of stock or other securities or property of the Company, or of the successor Company resulting from such Reorganization, to which such holder would have been entitled if such holder had converted its shares of Series B Preferred Stock immediately prior to such Reorganization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section A.5 with respect to the rights of the holders of the Series B Preferred Stock after the Reorganization, to the end that the provisions of this Section A.5 (including adjustment of the Applicable Conversion Value then in effect and the number of shares issuable upon conversion of the Preferred Stock) shall be applicable after that event in as nearly equivalent a manner as may be practicable.

            Except as otherwise provided in Section A.3(b), upon the occurrence of a Reorganization, under circumstances which make the preceding paragraph applicable, each holder of Series B Preferred Stock shall have the option of electing treatment for his shares of Series B Preferred Stock under either this Section A.5(g) or Section A.3 hereof, notice of which election shall be submitted in writing to the Company at its principal offices no later than five
(5) business days before the effective date of such event.

            (g) Certificate as to Adjustments; Notice by Company. In each case of an adjustment or readjustment of the Applicable Conversion Rate, the Company at its expense will furnish each holder of Series B Preferred Stock with a certificate, executed by the president and chief financial officer (or in the absence of a person designated as the chief financial officer, by the treasurer) showing such adjustment or readjustment, and stating in detail the facts upon which such adjustment or readjustment is based.

            (h) Exercise of Conversion Privilege. To exercise its conversion privilege, a holder of Series B Preferred Stock shall surrender the certificate or certificates representing the shares being converted to the Company at its principal office, and shall give written notice to the Company at that office that such holder elects to convert such shares. Such notice shall also state the name or names (with address or addresses) in which the certificate or certificates for shares of Common Stock issuable upon such Conversion shall be issued. The certificate or certificates for shares of Series B Preferred Stock surrendered for conversion shall be accompanied by proper assignment thereof to the Company or in blank. The date when such written notice is received by the Company, together with the certificate or certificates representing the shares of Series B Preferred Stock being converted, shall be the "Conversion Date." As promptly as practicable after the Conversion Date, the Company shall issue and shall deliver to the holder of the shares of Series B Preferred Stock being converted, or on its written order, such certificate or certificates as it may request for the number of whole shares of Common Stock issuable upon the conversion of such shares of Series B Preferred Stock in accordance with the provisions of this Section A.5, and cash, as provided in Section A(j), in respect of any fraction of a share of Common Stock issuable upon such conversion. Such conversion shall be deemed to have been effected immediately prior to the close of business on the Conversion Date, and at such time the rights of the holder as holder of the converted shares of Series B Preferred Stock shall cease and the person or persons in whose name or names any certificate or certificates for shares of

Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares of Common Stock represented thereby. The Company shall pay any taxes payable with respect to the issuance of Common Stock upon conversion of the Series B Preferred Stock, other than any taxes payable with respect to income by the holders thereof.

            (i) Cash in Lieu of Fractional Shares. The Company may, if it so elects, issues fractional shares of Common Stock or scrip representing fractional shares upon the conversion of shares of Series B Preferred Stock. If the Company does not elect to issue fractional shares, the Company shall pay to the holder of the shares of Series B Preferred Stock which were converted a cash adjustment in respect of such fractional shares in an amount equal to the same fraction of the market price per share of the Common Stock (as determined in a reasonable manner prescribed by the Board of Directors) at the close of business on the Conversion Date. The determination as to whether or not any fractional shares are issuable shall be based upon the total number of shares of series B Preferred Stock being converted at any one time by any holder thereof, not upon each share of Series B Preferred Stock being converted.

            (j) Partial Conversion. In the event some but not all of the shares of Series B Preferred Stock represented by a certificate or certificates surrendered by a holder are converted, the Company shall execute and deliver to or on the order of the holder, at the expense of the Company, a new certificate representing the number of shares of Series B Preferred Stock which were not converted.

            (k) Reservation of Common Stock. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series B Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series B Preferred Stock, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series B Preferred Stock, the Company shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

            (1) Minimum Adjustment. Any provision of this Section A.5 to the contrary notwithstanding, no adjustment in the Applicable Conversion Value shall be made if the amount of such adjustment would be less than 1% of the Applicable Conversion Value then in effect, but any such amount shall be carried forward and an adjustment with respect thereto shall be made at the time of and together with any subsequent adjustment which, together with all amounts so carried forward, aggregates 1% or more of the Applicable Conversion Value then in effect.

            (m) Mandatory Conversion. Shares of Series B Preferred Stock shall automatically convert to shares of Common Stock as follows upon the earlier to occur of the events described in subparagraphs 5(m)(i) and 5(m)(ii).

                (i) Qualified Public Offering. If at any time the Company shall effect an underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (the "Act"), covering the offer and sale of shares of Common Stock in which the aggregate price paid for such shares by the public shall be at least $15,000,000 and in which the price per share of Common Stock is at least three (3) times the then Applicable Conversion Value (the "Qualified Public Offering"), then effective upon the closing of the sale of such shares by the Company pursuant to such public offering, all outstanding shares of Series B Preferred Stock shall automatically convert to shares of Common Stock on the basis set forth in this paragraph 5 based on the Applicable Conversion Value in effect at the time of such closing.

                (ii) At the Option of Holders. Upon the date specified by vote or written consent of holders of at least sixty-six and two-thirds percent (66-2/3%) of the shares of Series B Preferred Stock then outstanding, all outstanding shares of Series B Preferred Stock shall automatically convert to shares of Common Stock on the basis set forth in this paragraph 5 based on the Applicable Conversion Value in effect on such specified date.

      6. NO REISSUANCE OF SERIES B PREFERRED STOCK. No share or shares of Series B Preferred Stock acquired by the Company by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares which the Company shall be authorized to issue. The Company may from time to time take such appropriate corporate action as may be necessary to reduce the authorized number of shares of the Series B Preferred Stock accordingly.

      7.    REDEMPTION.

            (a) Optional Redemption by Holders. At the election of the holders of at least fifty-one percent (51%) of the then outstanding shares of Series B Preferred Stock, the Company shall, to the extent it may do so under applicable law, (i) redeem pro rata from all holders of Series B Preferred Stock on July 22, of each of 2000, 2001, 2002 and 2003 one-fourth (1/4) of the shares of Series B Preferred Stock outstanding on July 22, 2000 or such lesser amount as may be outstanding on the date of such redemption (a "Dated Redemption") and
(ii) redeem all outstanding shares of Series B Preferred Stock upon consummation of a sale of Common Stock by the Company to the public pursuant to an effective registration statement filed under the Act which does not constitute a Qualified Public Offering (as defined above). In the event shares of Series B Preferred Stock scheduled for redemption are not redeemed because of a prohibition under applicable law, such shares shall be redeemed as soon as such prohibition no longer exists. The number of shares to be redeemed under clause (i) in the first sentence of this subsection (a) shall be cumulative, so that any shares subject to redemption in one year and not so redeemed shall be carried forward to each subsequent year through July 22, 2003 and shall be subject to redemption in addition to the shares otherwise redeemable in such year. The redemption price (the "Holder Redemption Price") for each share of Series B Preferred Stock redeemed pursuant to this Section A.7(a) shall be equal to the Liquidation Amount with the amount of accrued dividends due thereon to be calculated and paid through the date payment is actually made to the holders of the Series B Preferred Stock with respect to such redemption.

            In the event that the holders of the Series B Preferred Stock do not elect to have the Series B Preferred Stock redeemed pursuant to this Section A.7(a), the shares of Series B Preferred Stock shall remain outstanding and subject to the provisions hereof.

            (b) Redemption Notice. If an election is made pursuant to Section A.7(a) hereof, written notice of such election shall be mailed, postage prepaid, to the Company, not later than sixty days before the date fixed for each Dated Redemption (each of the dates fixed for redemption is required to be paid and the extended redemption date is hereinafter referred to as a "Redemption Date") which shall state:

                (i) the number of shares of Series B Preferred Stock held by the holder and the total number of shares of Series B Preferred Stock held by all holders subject to redemption as of such Redemption Date; and

                (ii) the redemption date and the applicable Holder Redemption Price.

      Any holder of Series B Preferred Stock who wishes to do so may, by giving notice to the Company prior to the redemption date, convert into Common Stock any or all of the shares of Series B Preferred Stock held by him and scheduled for redemption on such redemption date.

            (c) Surrender of Certificate. Each holder of shares of Series B Preferred Stock to be redeemed under this Section A.7 shall surrender the certificate or certificates representing such shares to the Company at the place designated in the redemption notice, and thereupon the Company Redemption Price or Holder Redemption Price, as the case may be, for such shares as set forth in this Section A.7 shall be paid to the order of the person whose name appears on such certificate or certificates. Irrespective of whether the certificates therefor shall have been surrendered, all shares of Series B Preferred Stock which are the subject of a Redemption Notice shall be deemed to have been redeemed and shall be canceled effective as of the redemption date, unless the Company shall default in the payment of the applicable Redemption Price.

            (d) Financing Requirement. To the extent that the Company does not have funds legally available to fund any required redemption of shares of Series B Preferred Stock or for any reason shall lack sufficient funds to redeem the Series B Preferred Stock, the Company shall use its commercially reasonable best efforts to raise sufficient capital to fund such required redemption within 365 days of the date such redemption is required to be made. To the extent that the Company is unable to raise sufficient capital to fund such required redemption with such 365 day period, the Company shall commence, as of the 366th day following the date such redemption is required to be made, a rights offering of the Company's Common Stock to all of the Company's shareholders of an adequate number of shares at a purchase price per share equal to its then fair market value such that the total dollar amount to be raised from such rights offering will equal or exceed the dollar amount needed by the Company to fund such required redemption.

      8.    RESTRICTIONS AND LIMITATIONS.

            (a) Corporate Action. Except as expressly provided herein or as required by law, so long as any shares of Series B Preferred Stock remain outstanding, the Company shall not, and shall not permit any subsidiary (which shall mean any company, association or other business entity which the Company and/or any of its other subsidiaries directly or indirectly owns at the time more than fifty percent (50%) of the outstanding voting shares of such company, association or other business, other than directors' qualifying shares) to, without the approval by vote or written consent by the holders of at least 51% of the then outstanding shares of Series B Preferred Stock, voting as a separate class:

                (i) redeem, purchase or otherwise acquire for value (or pay into or set aside for a sinking fund for such purpose), or declare and pay or set aside funds for the payment of any dividend with respect to, any share or shares of capital stock, except as required or permitted hereunder or under the terms of Section 4.2 of the Purchase Agreement;

                (ii) authorize or issue, or obligate itself to authorize or issue, additional shares of Series B Preferred Stock;

                (iii) authorize or issue, or obligate itself to authorize or issue, any equity security senior took Series B Preferred Stock as to liquidation preferences, redemption rights, dividend rights, or voting rights;

                (iv) merge or consolidate with any other Company, or sell, assign, lease or otherwise dispose of or voluntarily part with the control of (whether in one transaction or in a series of transactions) all, or substantially all, of its assets (whether now owned or hereinafter acquired), or consent to any liquidation, dissolution or winding up of the Company, or permit any subsidiary to do any of the foregoing, except for (1) any wholly-owned subsidiary may merge into or consolidate with or transfer assets to any other wholly-owned subsidiary, and (2) any wholly-owned subsidiary may merge into or transfer assets to the Company and (3) the Company may merge or consolidate with another entity as long as the Company is the surviving entity and such merger does not result in the issuance (in one or more transactions) of shares of the voting stock of the Company representing in the aggregate more than ten percent (10%) of the total outstanding voting stock of the Company, on a fully diluted basis, immediately following the issuance thereof; or

                (v) amend, restate, modify or alter the by-laws of the Company in any way which adversely affects the rights of the holders of the Series B Preferred Stock.

            (b) Amendments to Charter. The Company shall not amend its Certificate of Incorporation without the approval, by vote or written consent, by the holders of at least fifty-one percent (51%) of the then outstanding shares of Series B Preferred Stock, if such amendment would amend any of the rights, preferences, privileges of or limitations provided for herein for the benefit of any shares of Series B Preferred Stock. Without limiting the generality of the preceding sentence, the Company will not amend its Certificate of Incorporation without the approval by the holders of at least fifty-one percent (51%) of the then outstanding shares of Series B Preferred Stock if such amendment would:

                (i) change the relative seniority rights of the holders of Series B Preferred Stock as to the payment of dividends in relation to the holders of any other capital stock of the Company, or create any other class or series of capital stock entitled to seniority as to the payment of dividends in relation to the holders of Series B Preferred Stock;

                (ii) reduce the amount payable to the holders of Series B Preferred Stock upon the voluntary or involuntary liquidation, dissolution or winding up of the Company, or change the relative seniority of the liquidation preferences of the holders of Series B Preferred Stock to the rights upon liquidation of the holders of other capital stock of the Company, or change the dividend rights of the holders of Series B Preferred Stock;

                (iii) cancel or modify the conversion rights of the holders of Series B Preferred Stock provided for in Section A.5 herein; or

                (iv) cancel or modify the rights of the holders of the Series B Preferred Stock provided for in this Section A.8.

      9. NO DILUTION OR IMPAIRMENT. The Company will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of the Series B Preferred Stock set forth herein, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate in order to protect the rights of the holders of the Series B Preferred Stock against dilution or other impairment. Without limiting the generality of the foregoing, the Company (a) will not increase the par value of any shares of stock receivable on the conversion of the Series B Preferred Stock above the amount payable therefor on such conversion, (b) will take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of stock on the conversion of all Series B Preferred Stock from time to time outstanding, or (c) will not consolidate with or merge into any other person or permit any such person to consolidate with or merge into the Company (if the Company is not the surviving person), unless such other person shall expressly assume in writing and will be bound by all of the terms of the Series B Preferred Stock set forth herein.

      10.   NOTICES OF RECORD DATE.  In the event of

            (a) any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right (other than a dividend payable in additional shares of Common Stock upon the Common Stock), or

            (b) any capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company, any merger of the Company, or any transfer of all or substantially all of the assets of the Company to any other Company, or any other entity or person, or

            (c) any voluntary or involuntary dissolution, liquidation or winding up of the Company,

then and in each such event the Company shall mail or cause to be mailed to each holder of Series B Preferred Stock a notice specifying (i) the date on which any such record is to be taken for the purpose of such dividend, distribution or right and a description of such dividend, distribution or right, (ii) the date on which any such reorganization, reclassification, recapitalization, transfer, merger, dissolution, liquidation or winding up is expected to become effective and (iii) the time, if any, that is to be fixed, as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such reorganization, reclassification, recapitalization, transfer, merger, dissolution, liquidation or winding up. Such notice shall be mailed at least ten (10) business days prior to the date specified in such notice on which such action is to be taken.

      FIFTH: The Corporation is to have perpetual existence.

      SIXTH:      The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

      (1) Election of directors need not be by ballot unless the By-Laws so provide.

      (2) The Board of Directors of the Corporation shall have power without the assent or vote of the stockholders to make, alter, amend, change, add to or repeal the By-Laws of the Corporation; to fix and vary the amount of capital to be reserved for any proper purpose; to authorize and cause to be executed mortgages and liens upon all or any part of the property of the Corporation; to determine the use and disposition of any surplus or net profits; and to fix the times for the declaration and payment of dividends.

      SEVENTH: The Corporation shall, to the full extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as amended from time to time, indemnify all directors and officers of the Corporation whom it may indemnify pursuant thereto.

      EIGHTH: No director shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that the foregoing shall not limit the liability of a director (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payment of a dividend or an unlawful stock purchase or redemption under Section 174 of the General Corporation Law of the State of Delaware, as amended from time to time, except as may be permitted by said Section 174, or (iv) for any transaction from which the director derived an improper personal benefit. Notwithstanding anything to the contrary in this Certificate of Incorporation, including, without limitation, Article EIGHTH, no amendment to or repeal of this Article SEVENTH shall apply to or have any effect on the liability or alleged liability of any director for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

      NINTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by law, and all rights and powers conferred herein on stockholders, directors and officers are subject to this reserved power.

      IN WITNESS WHEREOF, OMTOOL, LTD. has caused this Restated Certificate of Incorporation to be signed and attested to by Robert L. Voelk, its Chief Executive Officer, this 22nd day of July, 1996.



                                          /s/ Robert L. Voelk
                                          -----------------------------------
                                          Robert L. Voelk,
                                          Chief Executive Officer